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                                                                      Exhibit 99

                                  Press Release

Orthovita, Inc.
45 Great Valley Parkway
Malvern, PA 19355

USA

            ORTHOVITA, INC. APPOINTS KPMG LLP AS INDEPENDENT AUDITOR

For Immediate Release
July 16, 2002
Contact:    Joseph M. Paiva
            Orthovita, Inc.
            610-640-1775 or 800-676-8482

         MALVERN, Pennsylvania, USA, Tuesday, July 16, 2002 - Orthovita, Inc. (NASDAQ NM / NASDAQ Europe: VITA), today announced that the Audit Committee of its Board of Directors has appointed KPMG LLP as the Company's independent auditor for the fiscal year ending December 31, 2002. The appointment of KPMG LLP was made after careful consideration by the Board of Directors and upon the recommendation of the Company's Audit Committee.

         Prior to the selection of KPMG LLP, Arthur Andersen LLP had served as the Company's independent auditor since 1995. The decision to change the independent auditor for the fiscal year 2002 was not the result of any disagreement between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure.

About the Company

         Orthovita is a biomaterials company with proprietary technologies applied to the development of biostructures, synthetic biologically active tissue engineering products for restoration of the human skeleton. Our focus is on developing novel products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market. We have applied our technologies to the development of three products, VITOSS(R) Synthetic Cancellous Bone Void Filler, CORTOSS(TM) Synthetic Cortical Bone Void Filler and RHAKOSS(TM) Synthetic Bone Spinal Implant, that we believe offer a wide range of clinical applications at various anatomical sites.

Source: Orthovita, Inc.

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